Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan of Achieve Life Sciences, Inc. of our reports dated February 23, 2017, with respect to the consolidated financial statements of OncoGenex Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of OncoGenex Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

Vancouver, Canada November 9, 2017	/s/ Ernst & Young LLP Chartered Professional Accountants